SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant ☐

Filed by a party other than the registrant ☒

Check the appropriate box:

☐	Preliminary proxy statement.
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive proxy statement.
☒	Definitive additional materials.
☐	Soliciting material under Rule 14a-12.

HARVARD ILLINOIS BANCORP, INC.

(Name of Registrant as Specified in its Charter)

STILWELL VALUE PARTNERS II, L.P.

STILWELL VALUE PARTNERS VII, L.P.

STILWELL PARTNERS, L.P.

STILWELL VALUE LLC

JOSEPH STILWELL

PETER WILSON

MARK S. SALADIN

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Note: Below is the text of a 30-second advertisement that will run on Tuesday, May 22, 2012, and Wednesday, May 23, 2012, on the radio stations Star 105.5 FM (WZSR) for McHenry County, Illinois, and Y 103.9 FM (WWYW) in Crystal Lake, Illinois.

“The Stilwell Group, a large shareholder of Harvard Illinois Bancorp, the parent company of Harvard Savings Bank, is running a contest to replace CEO Duffield Seyller’s Board seat on Thursday, May 24th at 8 am at the Harvard Police Station.

“Last year, the Bank made a $4,000 profit, but the Board nearly doubled Mr. Seyller’s compensation to over $332,000. The Stilwell Group thinks this is egregious. The gentlemen responsible for approving this are Donald Claussen, Michael Feeney, Steven Garrels, John Rebhorn, William Schack, and Richard Walker.

“Harvard Illinois Bancorp is barely profitable. Plus, it is under regulatory restrictions due to its subpar performance. The Stilwell Group believes the Company should be sold. The Group has nominated someone who is dedicated to maximizing shareholder value.

“The Stilwell Group thanks all shareholders who attended the reception on Monday. The Group appreciates your support and encourages those who could not attend to call 212.269.1551 to submit their proxy to vote. The Harvard Illinois Bancorp Annual Election of Directors is this Thursday, May 24th at 8 am at the Harvard Police Station.”